Exhibit 10.5

ACE LIMITED
ELECTIVE DEFERRED COMPENSATION PLAN
(Amended and Restated January 1, 2011)

The ACE Limited Elective Deferred Compensation Plan was adopted effective January 1, 2005 by ACE Limited to permit Eligible Employees to defer receipt of certain compensation pursuant to the terms and provisions set forth below. Effective January 1, 2009, participation in the Plan was discontinued to the extent amounts deferred and credited are not subject to Code section 457A. The current document is effective January 1, 2011.

The Plan is intended (1) to comply with Code section 409A and official guidance issued thereunder for credited amounts earned and vested after December 31, 2004, while credited amounts earned and vested prior to January 1, 2005 (and applicable earnings credited on these amounts) are not intended to be subject to the provisions of Code section 409A, to the full extent permitted under by Code section 409A and official guidance, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions. The Plan document and Plan procedures in effect on December 31, 2004 will remain in full force and effect for the Grandfathered Amounts and is labeled Attachment A.

ARTICLE I

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

“Account” means a bookkeeping account established by the Company for each Participant electing to defer Eligible Income under the Plan.

“Affiliate” means any corporation or other entity that is treated as a single employer with the Company under section 414 of the Code.

"Base Salary" means the regular base salary paid to an Eligible Employee by the Company or an Affiliate.

"Code" means the Internal Revenue Code of 1986, as amended.

“Committee” means the Pension Committee of ACE Limited.

“Company” means ACE Limited or any successor corporation or other entity.

“Deferral Form” means a written form provided by the Committee pursuant to which an Eligible Employee may elect to defer amounts under the Plan.

“Disabled” means a Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant's employer.

“Eligible Employee” means an Employee who is designated by the Committee as belonging to a “select group of management or highly compensated employees,” as such phrase is defined under ERISA, and eligible to participate in the Plan. Any determination of the Committee regarding whether an Employee is an Eligible Employee shall be final and binding for all Plan purposes.

“Eligible Income” means Base Salary and Incentive Awards. Eligible Income does not include irregular, non-recurring types of compensation.

“Employee” means an individual who is a regular employee on the U.S. payroll of the Company or its Affiliates. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Company or an Affiliate as not eligible to participate in the Plan, even if such person is determined to be an “employee” of the Company or an Affiliate by any governmental or judicial authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Incentive Award” means an amount payable to an Eligible Employee under an annual bonus or incentive compensation plan of the Company or an Affiliate.

“Investment Options” means the investment options, as determined from time to time by the Committee, used to credit earnings, gains and losses on Account balances.

"Key Employee" means an Employee treated as a "specified employee" under Code section 409A(a)(2)(B)(i), i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) of the Company if the Company’s stock is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a [December 31] identification date.

“Participant” means an Eligible Employee who elects to defer amounts under the Plan.

"Payment Date" means the first business day of the year following an event triggering a payment or a date, provided the date is specified.

“Plan” means the ACE Limited Elective Deferred Compensation Plan, as set forth herein and as amended from time to time.

“Plan Year” means January 1 through December 31.

"Separation from Service" or "Separate from Service" means means a "separation from service" within the meaning of Code section 409A.

ARTICLE II

PARTICIPATION

Participation in the Plan shall be limited to Eligible Employees. The Committee shall notify any Employee of his status as an Eligible Employee at such time and in such manner as the Committee shall determine. An Eligible Employee shall become a Participant by making a deferral election under Article III.

ARTICLE III

PARTICIPANT ACCOUNTS

3.1Deferral Elections. Deferrals may be made by a Participant with respect to the following types of Eligible Income, as permitted by the Committee:

(a)Base Salary. An Eligible Employee may elect to defer any portion of his Base Salary, as specified on election forms provided to Eligible Employees.

(b)Incentive Awards. An Eligible Employee may elect to defer any portion of an Incentive Award up to 100%.

(c)    Other amounts designated by the Committee as Eligible Income.

In order to elect to defer Eligible Income earned during a Plan Year, an Eligible Employee shall file an irrevocable Deferral Form with the Committee before the beginning of such Plan Year. Notwithstanding the foregoing, (1) if the

Committee determines that an Incentive Award qualifies as "performance-based compensation" under Code section 409A, an Eligible Employee may elect to defer a portion of the Incentive Award by filing a Deferral Form at such later time as permitted by the Committee, and (2) in the first year in which an Employee becomes eligible to participate in the Plan, a deferral election may be made with respect to services to be performed subsequent to the election within 30 days after the date the Employee becomes eligible to participate in the Plan.

3.2Crediting of Deferrals. Eligible Income deferred by a Participant under the Plan shall be credited to the Participant’s Account as soon as practicable after the amounts would have otherwise been paid to the Participant.

3.3Vesting. A Participant shall at all times be 100% vested in any amounts credited to his Account.

3.4Earnings. The Company shall periodically credit gains, losses and earnings to a Participant’s Account, until the full balance of the Account has been distributed. Amounts shall be credited to a Participant’s Account under this Section based on the results that would have been achieved had amounts credited to the Account been invested as soon as practicable after crediting into the Investment Options selected by the Participant. The Committee shall specify procedures to allow Participants to make elections as to the deemed investment of amounts newly credited to their Accounts, as well as the deemed investment of amounts previously credited to their Accounts. Nothing in this Section or otherwise in the Plan, however, will require the Company to actually invest any amounts in such Investment Options or otherwise.

ARTICLE IV

DISTRIBUTION OF ACCOUNT BALANCE

The provisions of this Article IV shall apply only to amounts subject to Code section 409A. Distribution rules applicable to amounts credited and vested before January 1, 2005 (and the earnings credited on those amounts) are set forth in Schedule

4.1.Distribution Upon Separation. A Participant’s Account balance shall normally be distributed to him in a lump sum payment on the Payment Date following the Participant’s Separation from Service. A Participant may elect on a Deferral Form delivered to the Committee prior to the beginning of a Plan Year to have the portion of his Account related to amounts deferred during the Plan Year (and earnings thereon) distributed in annual installments over a period of up to 10 years with payments commencing on the Payment Date following the Participant’s Separation from Service. Notwithstanding any elections by a Participant, if the Participant’s Account balance is $10,000 or less at the time the Participant Separates from Service, the full Account balance shall be distributed in a lump sum payment at such time.

Notwithstanding the foregoing, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee's Separation from Service (or, if earlier, the date of death of the Key Employee).

4.2.Distribution as of Specified Date. A Participant may elect on a Deferral Form delivered to the Committee prior to the beginning of a Plan Year to have the portion of his Account related to amounts deferred during the Plan Year (and earnings thereon) paid to the Participant as of a specified date. If expressly elected by a Participant in writing, the Payment Date may be the later or earlier of a specified date or Separation from Service.

4.3.Distribution Upon Disability. If a Participant becomes Disabled, his Account balance will be distributed in a lump sum payment on the Payment Date following the date the Participant becomes Disabled.

4.4.Distributions Upon Death. If a Participant dies before full distribution of his Account balance, any remaining balance shall be distributed in a lump sum payment on the Payment Date following the Participant's death to the Participant's beneficiary. A Participant shall designate his beneficiary in a writing delivered to the Committee prior to death in accordance with procedures established by the Committee. If a Participant has not properly designated a beneficiary or if no designated beneficiary is living on the date of distribution, such amount shall be distributed to the Participant’s estate.

4.5.Withdrawals for Unforeseeable Emergency. A Participant may withdraw all or any portion of his Account balance for an Unforeseeable Emergency. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan. “Unforeseeable Emergency” means for this purpose a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

A Participant's deferral election for the Plan Year in which he obtains a distribution under this section shall be cancelled.

4.6.Change in Control. For amounts credited and vested after December 31, 2004, notwithstanding any provision in the Plan to the contrary, a Participant's Account balance under the Plan shall be distributed in an immediate lump sum payment on the Payment Date following the occurrence of a "Change in Control Event."

A "Change in Control Event" means an event described in IRS regulations or other guidance under Code section 409A(a)(2)(A)(v).

Generally, to constitute a Change in Control Event as to a Participant, the Change in Control Event must relate to (i) the corporation for whom the Participant is performing services at the time of the Change in Control Event, (ii) the corporation that is liable for the payment of Plan benefits to the Participant (or all corporations liable for the payment if more than one corporation is liable), or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii). The ultimate parent corporation in such a chain shall be referred to as the "Parent."

Generally, a Change in Control Event occurs on the date that:

(a)
any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation;

(b)
any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation;

(c)
a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (c) the term "corporation" refers solely to the Parent; or

(d)
any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, "gross fair market value" means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

4.7    Changes in Time or Form of Distribution. A Participant may make an election to change the time or form of a distribution, but only if the following conditions are satisfied:

(a)	The election may not take effect until at least twelve (12) months after the date on which the election is made;

(b)
In the case of an election to change the time and form of a distribution under Sections 4.1, 4.2, or 4.6, a distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made;

(c)
In the case of an election to change the time and form of a distribution under Section 4.2, the election must be made at least twelve (12) months before the date of the first scheduled distribution; and

(d)	The election may not result in an impermissible acceleration of payment prohibited under Code section 409A.

4.8    Effect of Taxation. If a portion of the Participant's Account balance is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.

4.9    Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Committee's reasonable anticipation of one or more of the following events:

(a)	The Company's deduction with respect to such payment otherwise would be limited or eliminated by application of Code section 162(m); or

(b)	The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment subject to this Section 4.9 shall be paid in accordance with Code section 409A.

4.10    Compliance with 457A.  Notwithstanding any provision in the Plan to the contrary, to the extent a Participant's Account balance (including any "grandfathered amounts" earned and vested prior to January 1, 2005) is attributable to services performed before January 1, 2009, is not otherwise included in gross income before 2018, and is required by Pub. L. No. 110-343 § 801(d)(2) to be included in income in 2017, such portion of the Account balance shall be distributed to the Participant in a lump sum payment in 2017 in accordance with I.R.S. Notice 2009-8.

ARTICLE V

ADMINISTRATION

5.1.General Administration. The Committee shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof. The Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Any such action taken by the Committee shall be final and conclusive on any party. To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. The Committee may, from time to time, employ agents and delegate to such agents, including employees of the Company, such administrative or other duties as it sees fit.

5.2.Claims for Benefits.

(a)    Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Committee at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.
(b)    Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Committee. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.
(c)    Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Committee and will clearly set forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)
an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(d)    Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e)    Decision Upon Review. The Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

(i)	the specific reason or reasons for the adverse determination;

(ii)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)
a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

A decision will be rendered no more than 60 days after the Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f)    Finality of Determinations; Exhaustion of Remedies.8.9    Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.
(g)    Limitations Period. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Committee. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

(h)    Disability Claims. Claims for disability benefits shall be determined in accordance with the terms of the ACE Limited disability plan, provided the provisions of that plan comply with the proposed regulations promulgated under Code section 409A.

5.3.Indemnification. To the extent not covered by insurance, the Company shall indemnify the Committee, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1Amendment or Termination. The Company, through its Board of Directors or through the Compensation Committee of the Board of Directors, reserves the right to amend or terminate the Plan in the sole discretion of the Company. In addition, the Committee has been granted the power to amend the Plan with certain limitations placed on this power by the Compensation Committee.

6.2Effect of Amendment or Termination. No amendment or termination of the Plan shall adversely affect the rights of any Participant to amounts credited to his Account as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of balances in Accounts shall be made to Participants and beneficiaries in the manner and at the time described in Article IV , unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further deferrals of Eligible Income shall be permitted; however, earnings, gains and losses shall continue to be credited to Account balances in accordance with Article III until the Account balances are fully distributed.

ARTICLE VII

GENERAL PROVISIONS

7.1Rights Unsecured. The right of a Participant or his beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his beneficiary shall have any rights in or against any amount credited to any Account or any other assets of the Company. The Plan at all times shall be considered entirely unfunded for tax purposes. Any funds set aside by the Company for the purpose of meetings its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Company and shall be available to its general creditors in the event of the Company’s bankruptcy or insolvency. The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

7.2No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.

7.3No Enlargement of Rights. No Participant or beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to continue to be employed by or provide services to the Company.

7.4Spendthrift Provision. No interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person.

7.5Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by the laws of Bermuda.

7.6Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan with respect to the payment.

7.7Taxes. The Company or other payor may withhold from a benefit payment under the Plan or a Participant's wages, or the Company may reduce a Participant’s Account balance, in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. The Company or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

7.8Corporate Successors. The Plan and the obligations of the Company under the Plan shall become the responsibility of any successor to the Company by reason of a transfer or sale of substantially all of the assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity.

7.9Unclaimed Benefits. Each Participant shall keep the Committee informed of his current address and the current address of his designated beneficiary. The Committee shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Committee.

7.10Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

7.11Words and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

IN WITNESS WHEREOF, ACE LIMITED has caused this ACE Limited Elective Deferred Compensation Plan to be executed by its duly authorized officer on this ____ day of December, 2011.

ACE LIMITED

By: ________________________

ATTACHMENT A

ACE Limited Elective Deferred Compensation Plan as in effect December 31, 2004

ACE LIMITED
ELECTIVE DEFERRED COMPENSATION PLAN

(as amended through the First Amendment thereof)

ACE LIMITED
ELECTIVE DEFERRED COMPENSATION PLAN
SECTION 1

General
1.1.Purpose. The ACE Limited Elective Deferred Compensation Plan (the “Plan”) has been established by ACE Limited (the “Company”) so that it, and each of the Related Companies which, with the consent of the Company, adopts the Plan may provide its eligible employees with an opportunity to build additional financial security, thereby aiding such companies in attracting and retaining employees of exceptional ability.

1.2.Effective Date. The “Effective Date” of the Plan is January 1, 1998.

1.3.Related Companies and Employers. For purposes of the Plan, the term “Related Company” means any company during any period in which it is a “subsidiary corporation,” as that term in defined in section 424(f) of the United States Internal Revenue Code of 1986, as amended (the “Code”) with respect to the Company. The Company and each Related Company which adopts the Plan for the benefit of its eligible employees are referred to below collectively as the “Employers” and individually as an “Employer.” A Related Company may adopt the Plan by action of its Board of Directors; provided that a Related Company will be considered to have adopted the Plan for its Eligible Employees (without the need for action by its Board of Directors) if an executive officer of the Related Company announces such adoption to the Eligible Employees.

1.4.Operation and Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). In controlling and managing the operation and administration of the Plan, the Committee shall have the rights, powers and duties set forth in Section 6. Capitalized terms in the Plan shall be defined as set forth in the Plan.

1.5.Plan Year. The term “Plan Year” means the fiscal year of the Company.

1.6.Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

1.7.Notices. Any notice or document required to be filed with the Plan Administrator or the Committee under the Plan will be properly filed if delivered or mailed to the Plan Administrator, in care of the Company, at its principal executive offices. The Plan Administrator may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan may be waived by the person entitled to notice.

1.8.Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed at such times, in such form, and subject to such restrictions and limitations as the Plan Administrator shall require. In addition to any other deferral elections made under this Plan, an election to defer the receipt of an award under the ACE Limited Annual Performance Incentive Plan will be made under this Plan.

1.9.Other Costs and Benefits. The Plan is intended to defer, but not to eliminate, payment of compensation to a Participant. Accordingly, if any compensation or benefits that would otherwise be provided to a Participant in the absence of the Plan are reduced or eliminated by reason of deferral under the Plan, the Company shall equitably compensate the Participant for such reduction or elimination. However, no reimbursement will be made for increased taxes resulting from benefits under the Plan (whether resulting from a change in individual income tax rates or otherwise).

1.10.Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

1.11.Action by Employers. Any action required or permitted to be taken by any Employer shall be by resolution of its board of directors, or by a duly authorized officer of the Employer.

SECTION 2

Participation
2.1.Participant. Subject to the terms of the Plan, an individual shall be eligible to make deferrals under the Plan during any period he or she is an Eligible Employee. For purposes of the Plan, the term “Eligible Employee” for any period shall mean any individual during any period he or she is a Bermuda-based employee of an Employer; provided that the Committee may designate any other employee of an Employer or member of a group of employees of an Employer as an Eligible Employee. Notwithstanding any other provision of the Plan to the contrary, the Committee may designate as an “Eligible Employee” any individual who has provided services to an Employer (including those individuals who are not and/or have not been employees). In applying the terms of the Plan to any such individual, (i) references in the Plan to an employee of an Employer shall be deemed to also refer to an individual who is a non-employee service provider to an Employer who is designated as an Eligible Employee in accordance with the preceding sentence, (ii) references in the Plan to employment by an Employer shall be deemed to also refer to the provision of services to an Employer by an individual who is designated as an Eligible Employee in accordance with the preceding sentence; and (iii) references to compensation paid to an Eligible Employee shall be deemed to also refer to amounts paid for services rendered to an Employer by an individual who is designated as an Eligible Employee in accordance with the preceding sentence.

2.2.Deferral Election. An Eligible Employee shall participate in the Plan by electing to defer payment of all or a portion of his or her Eligible Compensation pursuant to the terms of a “Deferral Election.” An individual’s Deferral Election shall be filed with the Plan Administrator prior to the period to which it relates. Except as otherwise provided by the Committee, a Participant may not revoke any Deferral Elections. The Committee may revoke a Participant’s Deferral Election as of the date on which the Participant ceases to be an Eligible Employee (provided that this sentence shall not be construed to permit the Committee to revoke a Distribution Election by reason of the Participant ceasing to be an Eligible Employee).

2.3.Eligible Compensation. For purposes of the Plan, a Participant’s “Eligible Compensation” from any Employer for any Plan Year means (i) salary otherwise payable to him by the Employer, (ii) amounts payable under the ACE Limited Annual Performance Incentive Plan and (iii) amounts which are designated by the Committee as compensation eligible for deferral in accordance with the Plan.

2.4.Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of any Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

SECTION 3

Plan Accounting
3.1.Accounts. The Plan Administrator shall establish an Account for each Participant who has filed a Deferral Election. If a Participant’s Eligible Compensation subject to a Deferral Election would otherwise be payable from more than one Employer, a separate Account shall be established for the Participant with respect to the Eligible Compensation from each such Employer. The amount held in an Account established on behalf of a Participant will be expressed in United States dollars.

3.2.Adjustment of Accounts. Each Account shall be adjusted in accordance with this Section 3 in a uniform manner as of such periodic “Accounting Dates” as may be determined by the Committee from time to time. As of each Accounting Date, the balance of each Account shall be adjusted as follows:

(a)	first, charge to the Account balance the amount of any distributions under the Plan with respect to that Account that have not previously been charged;

(b)	then, adjust the Account balance for the applicable Investment Return Rate(s); and

(c)	then, credit to the Account balance the amount to be credited to that Account in accordance with subsection 3.3 that have not previously been credited.

3.3.Crediting Under Deferral Election. The balance of a Participant’s Account for any period shall be credited, in accordance with the provisions of paragraph 3.2(c), with the amount by which his or her Eligible Compensation for that period is reduced pursuant to a Deferral Election. Such crediting shall occur as of the date on which such Eligible Compensation would otherwise have been paid to the Participant by the Employer were it not for the reduction made pursuant to the Deferral Election or, if such date is not an Accounting Date, as of the first Accounting Date occurring thereafter.

3.4.Investment Return Rates. The “Investment Return Rate(s)” with respect to the Account(s), or portions of the Account(s), of any Participant for any period shall be the Investment Return Rate(s) elected by the individual in accordance with subsection 3.5 from among such investment alternatives (if any) for that period which, in the discretion of the Committee, are offered from time to time under this paragraph 3.4.

3.5.Participant Selection of Investment Return Rate. The Investment Return Rate alternatives under the Plan, and a Participant’s ability to choose among Investment Return Rate alternatives, shall be determined in accordance with rules established by the Committee from time; provided, however, that the Company may not modify the Investment Return Rate with respect to periods prior to the adoption of such modification.

3.6.Statement of Accounts. As soon as practicable after the end of each Plan Year, and at such other times as determined by the Committee or the Chief Executive Officer of the Company, the Company shall provide each Participant having one or more Accounts under the Plan with a statement of the transactions in his or her Accounts during that year and his or her Account balances as of the end of the year.

SECTION 4

Distributions
4.1.General. Subject to this Section 4, the balance of a Participant’s Account(s) with respect to any year shall be distributed in accordance with the Participant’s Distribution Election. In no event shall the amount distributed with respect to any Participant’s Account as of any date exceed the amount of the Account balance as of that date.

4.2.Distribution Election. A Participant’s Distribution Election shall specify the manner (including the time and form of distribution) in which the Participant’s Account(s) shall be distributed, subject to such restrictions and limitations as may be imposed by the Committee.

4.3.Beneficiary. Subject to the terms of the Plan, any benefits payable to a Participant under the Plan that have not been paid at the time of the Participant’s death shall be paid at the time and in the form determined in accordance with the foregoing provisions of the Plan, to the beneficiary designated by the Participant in writing filed with the Plan Administrator in such form and at such time as the Plan Administrator shall require. A beneficiary designation form will be effective only when the signed form is filed with the Plan Administrator while the Participant is alive and will cancel all beneficiary designation forms filed earlier. If a deceased Participant failed to designate a beneficiary, or if the designated beneficiary of a deceased Participant dies before him or before complete payment of the Participant’s benefits, the amounts shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and his or her designated beneficiary.

4.4.Distributions to Disabled Persons. Notwithstanding the provisions of this Section 4, if, in the Plan Administrator’s opinion, a Participant or beneficiary is under a legal disability or is in any way incapacitated so as to be unable to manage his or her financial affairs, the Plan Administrator may direct that payment be made to a relative or friend of such person for his or her benefit until claim is made by a conservator or other person legally charged with the care of his or her person or his or her estate, and such payment shall be in lieu of any such payment to such Participant or beneficiary. Thereafter, any benefits under the Plan to which such Participant or beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of his or her person or his or her estate.

4.5.Benefits May Not be Assigned. Neither the Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt of the amounts, if any, payable hereunder, or any part hereof, which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for payment of any debts, judgements, alimony or separate maintenance owed by the Participant or any other person, or be transferred by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency.

4.6.Offset. Notwithstanding the provisions of subsection 4.5, if, at the time payments are to be made under the Plan, the Participant or beneficiary or both are indebted or obligated to any Employer or Related Company, then the payments remaining to be made to the Participant or the beneficiary or both may, at the discretion of the Plan Administrator, be reduced by the amount of such indebtedness, or obligation, provided, however, that an election by the

Plan Administrator not to reduce any such payment shall not constitute a waiver of the claim for such indebtedness or obligation.

4.7.Unforeseeable Emergency. Prior to the date otherwise scheduled for distribution of his or her benefits under the Plan, upon a showing of an unforeseeable emergency, a Participant may elect to accelerate payment of an amount not exceeding the lesser of (a) the amount necessary to meet the emergency or (b) the sum of his or her Account balance(s) under the Plan. For purposes of the Plan, the term “unforeseeable emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant (or the control of the beneficiary, if the amount is payable to a beneficiary) and that would result in severe financial hardship to the individual if early withdrawal were not permitted. The determination of “unforeseeable emergency” shall be made by the Plan Administrator, based on such information as the Plan Administrator shall deem to be necessary.

SECTION 5

Source of Benefit Payments

5.1.Liability for Benefit Payments. Subject to the provisions of this Section 5, an Employer shall be liable for payment of benefits under the Plan with respect to any Participant to the extent that such benefits are attributable to the deferral of compensation otherwise payable by that Employer to the Participant. Any disputes relating to liability of Employers for benefit payments shall be resolved by the Committee.

5.2.No Guarantee. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Employers whatsoever, including, without limitation, any specific funds, assets, or other property which the Employers, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Employers. Nothing contained in the Plan shall constitute a guarantee by any of the Employers that the assets of the Employers shall be sufficient to pay any benefits to any person.

SECTION 6

Committee

6.1.Powers of Committee. Responsibility for the day-to-day administration of the Plan shall be vested in the Plan Administrator, which shall be the Committee. The authority to control and manage all other aspects of the operation and administration of the Plan shall also be vested in the Committee. The Committee is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. Except as otherwise specifically provided by the Plan, any determinations to be made by the Committee under the Plan shall be decided by the Committee in its sole discretion. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

6.2.Delegation by Committee. The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Until the Committee takes action to the contrary:

a.
The Chief Executive Officer of the Company shall be delegated the power and responsibility to take all actions assigned to or permitted to be taken by the Committee under Section 2, Section 3, and Section 4 (other than the powers and responsibility of the Plan Administrator).

b.
The powers and responsibilities of the Plan Administrator shall be delegated to the Chief Administration Officer (or his or her delegate) of the Company, subject to such direction as may be provided to the Chief Administration Officer or his or her delegate from time to time by the Committee and the Chief Executive Officer of the Company.

6.3.Information to be Furnished to Committee. The Employers and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Employers and Related Companies as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and Eligible Compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

6.4.Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his or her own fraud or willful misconduct; nor shall the Employers be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Employers. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Employers against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 7

Amendment and Termination
The Committee may, at any time, amend or terminate the Plan (including the rules for administration of the Plan), subject to the following:

(a)	Subject to the following provisions of this Section 7, no amendment or termination may materially adversely affect the rights of any Participant or beneficiary under the Plan.

(b)	The Committee may revoke the right to defer Eligible Compensation under the Plan.

(c)
The Plan may not be amended to delay the date on which benefits are otherwise payable under the Plan without the consent of each affected Participant. The Committee may amend the Plan to accelerate the date on which Plan benefits are otherwise payable under the Plan and eliminate all future deferrals under the Plan, thereby terminating the Plan.

(d)
The Committee may amend the Plan to modify or eliminate any Investment Return Rate alternative, except that any such amendment may not modify the Investment Return Rate with respect to periods prior to the adoption of the amendment.

(e)
Notwithstanding any other provision of the Plan to the contrary, neither the Committee nor the Board may delegate its rights and responsibilities under this Section 7; provided, however, that, the Board of Directors may, from time to time, substitute itself, or another committee of the Board, for the Compensation Committee under this Section 7.

IN WITNESS WHEREOF, ACE Limited has caused this Plan to be executed by its duly authorized officer this ______, day of _________, 1997.
ACE Limited
By:__________________________